EXHIBIT 13



                       CERTIFICATE OF SOLE SHAREHOLDER


     The undersigned, being the holder of 5,400 Income Shares and 5,400 Capital Shares of ML Convertible Securities, Inc. (the "Corporation"), hereby confirms its representation to the Corporation that it acquired such shares for investment purposes without any present intention of reselling any of such shares.

                             MERRILL LYNCH ASSET MANAGEMENT, INC.



                             By:  /s/Gerald M. Richard
                                  --------------------


Dated: July 24, 1985